FOR IMMEDIATE RELEASE

Contact: Tom Hoyer EVP, Chief Financial Officer (954) 759-6991	John Scherer VP, Treasurer (954) 760-6556

NATIONSRENT COMPANIES, INC. PRICES SENIOR NOTE OFFERING

FORT LAUDERDALE, FL, APRIL 21, 2005 – NationsRent Companies, Inc. (the “Company”) announced today that it has priced an offering of $150 million in aggregate principal amount of senior unsecured notes due 2015 (the “Notes”) at 9.5%. The Notes are offered to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, to persons outside the United States in compliance with Regulation S and to a limited number of institutional accredited investors within the meaning of Regulation D.

The offering is expected to close on April 26, 2005, subject to customary conditions.

The Company intends to use the net proceeds for general corporate purposes and to repurchase its outstanding 6.5% convertible subordinated notes due 2008.

This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

NationsRent is headquartered in Fort Lauderdale, Florida, and is one of the country's leading full service equipment providers and operates 267 locations (including 100 at Lowe’s Home Improvement locations) in 26 states. NationsRent stores offer a broad range of high-quality construction equipment with a focus on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the U.S. More information is available at http://www.nationsrent.com.

All statements other than statements of historical fact included in this news release regarding the Company's financial condition, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors that include, but are not limited to, risks associated with the company's high degree of leverage, management's ability to successfully execute its business strategy, competition in the equipment rental industry, the economy in general or construction spending in particular, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The Company has no current intention or obligation to update these forward-looking statements, even if its situation or expectations change in the future.